EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of them of a Statement on Schedule 13D and any and all amendments thereto, with respect to the above referenced securities and that this Agreement be included as an Exhibit to such filing.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of this 23rd day of March, 2021.

TOPCON AMERICA CORPORATION

By:	/s/ David A. Mudrick
Name: David A. Mudrick
Title: President

TOPCON CORPORATION

By:	/s/ Yoshikuni Ito
Name: Yoshikuni Ito
Title: Executive Officer, Vice General
Manager, Corporate Planning Div.